Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

HengHong Technology Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount to be Registered		Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(1)
Fees to Be Paid	Equity	Ordinary shares, par value US$0.0001 per share (2)	457(o)	2,300,000	(1)	$6.00	$13,800,000	$153.10 per million	$2,112.78

	Other	Warrants(3)	457(o)	-		-	-	-	-
	Equity	Ordinary shares underlying Underwriter’s Warrants(2)(3)(4)	457(o)	46,000		$7 .2	$331,200	153.10 per million	$50.71
Carry Forward Securities	-	-	-	-		-	-	-	-
	Total Offering Amounts						$14,131,200		$2,163.49
	Total Fees Previously Paid								-
	Total Fee Offsets								-
	Net Fee Due								$2,163.49

(1)	The registration fee for securities to be offered by the Registrant is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). Includes 300,000 additional shares (up to 15% of the ordinary shares offered to the public) that the Underwriter has the option to purchase to cover over-allotments, if any.
(2)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.
(3) (4)

In accordance with Rule 457(g) under the Securities Act, because the shares of the registrant’s ordinary shares underlying the underwriter’s warrants (“Underwriter Warrants”) are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

We have agreed to issue, on the closing date of this offering, warrants to our underwriter, to purchase 2% of the aggregate number of ordinary shares sold by the Registrant. The underwriter’s warrants are exercisable for a period of 2.5 years commencing six (6) months from the closing of this offering and have an exercise price that is equal to 120% of the price of the ordinary shares offered hereby. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Underwriter Warrants is $331,200 with an exercise price of $7.2 per share (which is equal to 120% of the proposed maximum offering price of our ordinary shares offered hereby.) Includes ordinary shares that are issuable upon the exercise of the over-allotment option of the underwriter.